Exhibit 99.1

TALOS ENERGY PROVIDES THIRD QUARTER OPERATIONAL AND FINANCIAL UPDATE

Houston, Texas, October 12, 2021 – Talos Energy Inc. (“Talos” or the “Company”) (NYSE: TALO) today provided selected estimated operational and financial results for the third quarter of 2021, following operational disruptions caused by Hurricane Ida, and updated its production guidance for the fourth quarter and full year 2021.

Preliminary estimated results for the third quarter of 2021 include:

•

Average daily production between 56.0 and 56.5 thousand barrels of oil equivalent (“MBoe/d”), inclusive of several weeks of shut-in production resulting from Hurricane Ida. That represents between 10.0 and 11.0 MBoe/d of hurricane downtime compared to the Company’s projections for the quarter pre-hurricane. The production for the quarter was approximately 69% oil and 77% liquids.

•	Realized prices of approximately $68 per barrel of oil, $30 per barrel of NGLs and $4.50 per Mcf of natural gas.

•	Realized hedge losses of approximately $72 million in the quarter.

Production disruptions following Hurricane Ida were prolonged due to complications affecting third-party downstream service providers. Key refiners, crude oil terminals and pipelines were not fully returned to operation for several weeks due to a mix of storm-related damage and lack of power. The Company’s assets did not experience significant damage and the majority have been returned to normal operations, producing an average of approximately 66.5 MBoe/d in the last week of September of 2021. Approximately 4.0 MBoe/d of production remains offline across various assets, primarily due to repairs being made to pipelines and other downstream facilities. Talos expects the remaining impacted assets to return to production over the coming weeks and months as the third-party repairs are finalized.

Despite these disruptions, Talos continues to expect annual production near the lower end of the previously guided annual range, and expects production for the fourth quarter of 2021 between 64.0 and 66.0 MBoe/d. All other previously guided line items (including operating expenses, G&A and capital expenditures) remain within the existing range of guidance. Additionally, the Company still expects to generate meaningful free cash flow for the full year 2021.

ABOUT TALOS ENERGY

Talos Energy (NYSE: TALO) is a technically driven independent exploration and production company focused on safely and efficiently maximizing long-term value through its operations, currently in the United States and offshore Mexico, both upstream through oil and gas exploration and production and downstream through the development of future carbon capture and storage opportunities. As one of the Gulf of Mexico’s largest public independent producers, we leverage decades of technical and offshore operational expertise towards the acquisition, exploration and development of assets in key geological trends that are present in many offshore basins around the world. With a focus on environmental stewardship, we are also utilizing our expertise to explore opportunities to reduce industrial emissions through our carbon capture and storage collaborative arrangement along the U.S. Gulf Coast and Gulf of Mexico. For more information, visit www.talosenergy.com.

INVESTOR RELATIONS CONTACT

Sergio Maiworm +1.713.328.3008

investor@talosenergy.com

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This communication may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this communication, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this communication, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast, “may,” “objective,” “plan” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.

Specifically, the preliminary estimates included herein for the third quarter of 2021 are derived from our internal records and are based on the most current information available to management. Our normal reporting processes with respect to such preliminary estimates have not been fully completed. Actual results for the third quarter of 2021 could differ from the estimates discussed herein.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, operational disruptions following Hurricane Ida, commodity price volatility, including the sharp decline in oil prices beginning in March 2020, the impact of the coronavirus disease 2019 (“COVID-19”) and governmental measures related thereto on global demand for oil and natural gas and on the operations of our business, the ability or willingness of the Organization of Petroleum Exporting Countries (“OPEC”) and non-OPEC countries, such as Saudi Arabia and Russia, to set and maintain oil production levels and the impact of any such actions, lack of transportation and storage capacity as a result of oversupply, government regulations and actions or other factors, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, the possibility that the anticipated benefits of recent acquisitions are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of such acquisitions, and other factors that may affect our future results and business, generally, including those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 11, 2021 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the SEC on August 4, 2021.

Should one or more of these risks occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, to reflect events or circumstances after the date of this communication.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002